Exhibit 99.1

TALOS ENERGY ANNOUNCES A TRANSACTION WITH PAN AMERICAN ENERGY TO CROSS-ASSIGN INTERESTS IN BLOCK 2 AND BLOCK 31 OFFSHORE MEXICO

Houston, October 17, 2018 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) announced today that the Company entered into a transaction with Hokchi Energy, S.A. de C.V., (“Hokchi”), a subsidiary of Pan American Energy LLC, to cross assign the Company’s Participating Interest (“PI”) in Block 2 and Hokchi’s PI in Block 31, both in the Sureste Basin offshore Mexico.

Under the agreed conditions for the swap, Talos will assign a 25% PI in Block 2 to Hokchi in exchange for a 25% PI in Block 31, which is immediately to the south of Block 2. Once the transaction is completed, Hokchi will be the operator of both blocks and Talos will own a 25% PI on Block 2 and a 25% PI on Block 31. The transaction is subject to approval by the Mexican oil & gas regulator, the National Commission of Hydrocarbons (CNH), and has not yet been approved by CNH.

Talos was awarded the Production Sharing Contract (“PSC”) for Block 2 in September of 2015 as part of the competitive bidding process in the historic Round 1.1 auction. Hokchi was awarded the PSC for Block 31 as part of a competitive bidding process on Round 3.1 in June of 2018. Both blocks had multiple bids.

“On both of our Mexican assets, we are taking action to facilitate quicker, more robust investment and shorter cycle time to production, and potentially a more material level of production”, said Timothy S. Duncan, President and CEO of Talos. “The swap with Hokchi is a great way to pool resources between two operators that have a proven track-record in offshore Mexico. And this trade also allows us to aggregate our neighboring opportunities. We look forward to working alongside the Pan American team on Blocks 2 and 31 while we focus our operational efforts not only on Zama but the other material opportunities we have put together on the Block 7 acreage.”

As part of Talos’ broad investment in Mexico, the Company utilizes proprietary seismic reprocessing that includes both Block 2 and Block 31, and the Company sees the Hokchi swap as a way to aggregate and accelerate the investment in the various quality prospects existing in both blocks, specifically the Acan (formerly known as Bacab) prospect in Block 2, but also other high potential drilling opportunities in Block 31. The exploration campaign will begin on Block 2 in 2Q 2019, where two wells will be drilled, starting with the Acan prospect. Soon thereafter, Talos plans to participate in two wells in Block 31. Beyond Acan, Blocks 2 and 31 contain a significant portfolio of compelling prospects with strong technical ties to offsetting discoveries.

ABOUT TALOS ENERGY

Talos is a technically driven independent exploration and production company with operations in the United States Gulf of Mexico and in the shallow waters off the coast of Mexico. Our focus in the United States Gulf of Mexico is the exploration, acquisition, exploitation and development of shallow and deepwater assets near existing infrastructure. The shallow waters off the coast of Mexico provide us high impact exploration opportunities in an emerging basin. The Company’s website is located at www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002